Exhibit 10.7

[DATE]

[Name of Employee]

[Address]

Re:	Vesting Acceleration on Acquisition – Amendment of Option Agreements.

Dear __________;

The Board of Directors of Broncus Technologies, Inc. (the “Company”) at its May, 2007 meeting, undertook a review of its policies regarding employee equity compensation in connection with any possible acquisition of the Company. Based on that review and in order to provide its employees with appropriate equity compensation in the event that they are terminated in connection with an acquisition, the Board has concluded that all existing and future stock option agreements with certain employees under the Company’s 2007 Stock Option Plan (each an “Option Agreement”) should be amended to provide employees with a specified amount of vesting acceleration in such a situation.

Summary of the Acceleration Amendment.

A description of the acceleration amendment is as follows. However, this description is only a summary and the actual terms shall be as set forth below under “Acceleration Amendment.”

As amended, each of your existing and any future Option Agreements that may be awarded to you will provide that, in the event that your employment is terminated without cause (including poor performance) or you otherwise resign for certain specified reasons (all as described below) within 12 months after the Company is acquired, then vesting under each Option Agreement you have will automatically accelerate so that the total percentage of vested shares will be equal to the sum of (i) 50% of all option shares, plus (ii) 50% of all option shares multiplied by a fraction, the numerator of which is the number of whole months that you have been continuously employed by the Company (and the Company’s successor, if applicable) and the denominator of which is 48 months, all on the terms and conditions set forth in more detail below. Such vesting acceleration will also be automatically provided in the event that the corporation that acquires the Company elects not to assume or otherwise substitute equivalent options for the Option Agreement.

An example of the operation of this accelerated vesting is as follows: Assume that an employee who was hired on January 1, 2001 has an option exercisable for a total of 10,000 shares, the Company is acquired on November 30, 2001 and the employee is terminated without cause on February 28, 2002. In that hypothetical case, 14 months would have passed from the date that the employee was hired until his/her termination. Without vesting acceleration, the option would (assuming vesting commenced effective as of the employee’s hire date) be vested as to 2,916 of the original 10,000 shares (14/48ths (29.16%) of 10,000 = 2,916). However, as a result of the vesting acceleration provided for here (and in lieu of regular vesting) the option will instead be vested upon termination as to 6,458 shares (i.e., (50% x 10,000) + (14/48 x (50% x 10,000)) = 6,458).

Acceleration Amendment

In order to implement the foregoing, each existing Option Agreement you have and any future Option Agreements that may be awarded to you are hereby amended to provide that, in the event that (i) you are “Terminated” (as defined below) or “Resign for a Specified Reason” (as defined below) within twelve (12) months after a “Corporate Transaction” (as defined below), or (ii) the successor entity of any such “Corporate Transaction” or its parent fails to assume the Option Agreement or substitute a similar option, then in lieu of the existing vesting provided for in the Option Agreement, the aggregate total number of shares issued and issuable under the Option Agreement that are vested and exercisable shall automatically be accelerated to a number that is equal to (50% x A) + [(B / 48) x (50% x A)].

For purposes of the foregoing formula:

A =	The total number of shares originally issuable upon exercise in full of the Option Agreement on the date it was granted (as such number may be adjusted for any subsequent stock splits, reverse stock splits, stock dividends, or like events).

B =	The total number of full months that you have been continuously employed by the Company (including any successor of the Company following the Corporate Transaction).

As used herein, a “Corporate Transaction” means (i) a consolidation, merger, reorganization or other transaction or series of related transactions involving the Company in which the holders of the Company’s outstanding voting stock immediately prior to such transaction or series of related transactions own, immediately after such transaction or series of related transactions, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction or series of related transactions, as a result of voting stock of the Company held by them immediately prior to such transaction or series of related transactions (excluding any transaction whose primary purpose is to raise funds for the Company through the sale of stock or other securities), (ii) a dissolution or liquidation of the Company, or (iii) the sale of substantially all of the assets of the Company.

As used herein, “Terminated” means a termination of your employment for any reason other than (1) “Cause” (as defined in the 1997 Stock Option

Plan that was provided to you with your Option Agreement), or (2) because your job performance is below the level of performance reasonably expected by your employer for your position (as determined by your employer in good faith). “Terminated” does not include your employment merely being transferred to any parent, subsidiary or affiliate of the corporation employing you.

As used herein, “Resign for a Specified Reason” means a voluntary resignation by you as a result of (and within thirty (30) days of) being notified by the Company, the successor corporation or its parent of (1) a material reduction in your base salary from your base salary prior to the Corporate Transaction, or (2) of a relocation of the Company’s offices that you are required to work at to a location more than thirty (30) miles from the Company’s principal offices immediately prior to the closing of the Corporate Transaction.

Please sign below where indicated to confirm your acceptance of the foregoing amendment to each existing and any future Option Agreement held by you. By signing below, you and the Company also agree that:

(a) Other than as expressly amended in this letter agreement, the terms and conditions of each Option Agreement remain in full force and effect.

(b) This letter, together with each Option Agreement held by you (or that may be awarded to you in the future) and the “Plan” (as defined in the Option Agreement) sets forth the entire agreement of the parties with respect to the subject matter hereof and supercedes any and all prior agreements and undertakings with respect to the subject matter hereof.

Very Truly Yours,

Agreed and Accepted

_________________________

EMPLOYEE NAME